UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2011
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085
(Address of principal executive offices, including zip code)
(269) 429-9761
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.07.	Submission of Matters to a Vote of Security Holders.
     On September 1, 2011, Express-1 Expedited Solutions, Inc. (the “Company”) held a special meeting of its stockholders in connection with the transactions contemplated by the Investment Agreement dated as of June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”) and the Company. The special meeting was held in order to vote upon the following seven matters:
     (1) a proposal to approve the issuance to JPE and the other Investors, for $75,000,000 in cash, of (i) 75,000 shares of Series A Convertible Perpetual Preferred Stock of the Company (the “Preferred Stock”), which are initially convertible into an aggregate of 42,857,143 shares of Company common stock at a conversion price of $1.75 per share (subject to adjustment in connection with the Reverse Stock Split (as defined below)), and (ii) 42,857,143 warrants (the “Warrants”) initially exercisable for an aggregate of 42,857,143 shares of Company common stock at an exercise price of $1.75 per share (subject to adjustment in connection with the Reverse Stock Split);
     (2) a proposal to approve an amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), to increase the number of authorized shares of Company common stock to 150,000,000 shares;
     (3) a proposal to approve an amendment to the Company Certificate to give effect to a 4-for-1 reverse stock split of the Company common stock (the “Reverse Stock Split”);
     (4) a proposal to approve an amendment to the Company Certificate providing that any vacancy on the Board of Directors of the Company shall be filled by the remaining directors or director;
     (5) a proposal to adopt a new 2011 Omnibus Incentive Compensation Plan;
     (6) a proposal to approve an amendment to the Company Certificate to change the name of the Company to XPO Logistics, Inc; and
     (7) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt Proposals 1 through 5 above.
     We refer to the purchase and sale of the Preferred Stock and the Warrants as the “Equity Investment”. After giving effect to the Reverse Stock Split, the Preferred Stock will have a conversion price of $7.00 per share of Company common stock. Also after giving effect to the Reverse Stock Split, the Warrants will have an exercise price of $7.00 per share of Company common stock, and the aggregate number of shares of Company common stock subject to the Warrants will be 10,714,286 shares.
     The following is a summary of the voting results for each matter presented to the stockholders at the special meeting:
Proposal 1: Issuance of Preferred Stock and Warrants

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
17,136,419	4,162,011	16,246	0
Proposal 2: Increase in Authorized Shares of Common Stock

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
19,990,508	1,152,581	171,587	0

Proposal 3: Reverse Stock Split

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
20,173,690	1,096,244	44,742	0
Proposal 4: Board Vacancies

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
17,155,468	4,066,384	92,824	0
Proposal 5: 2011 Omnibus Incentive Compensation Plan

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
18,917,349	1,249,440	1,147,887	0
Proposal 6: Name Change to XPO Logistics, Inc.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
20,557,182	736,083	21,411	0
Proposal 7: Adjournment of the Special Meeting (if necessary)
     Proposals 1 through 6 having been approved, no vote was held with respect to Proposal 7.

Item 8.01.	Other Events.
     Concurrently with the execution of the Investment Agreement, each of Michael R. Welch, the Chief Executive Officer and a director of the Company, and Daniel Para, an officer and a director of the Company, entered into voting agreements with JPE, pursuant to which they agreed, in their capacities as stockholders of the Company and subject to the terms of such agreements, to, among other things, vote their shares of Company common stock in favor of the foregoing proposals, and granted JPE an irrevocable proxy in respect of their shares of Company common stock in connection therewith. Following the special meeting, the voting agreement with Mr. Welch and the voting agreement with Mr. Para were each terminated by the mutual agreement of the parties thereto.
     Subject to satisfaction of the remaining closing conditions set forth in the Investment Agreement, the closing of the Equity Investment is expected to occur on September 2, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated September 1, 2011	EXPRESS-1 EXPEDITED SOLUTIONS, INC.
	By:	/s/ Michael R. Welch
Michael R. Welch
Chief Executive Officer